Exhibit 99.1

Inotiv, Inc. Announces Second Quarter Fiscal 2021 Financial Results

WEST LAFAYETTE, IN, May 5, 2021 – Inotiv, Inc. (NASDAQ:NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services, today announced financial results for the three months (“Q2 FY 2021”) and six months (“H1 FY 2021”) ended March 31, 2021.

Q2 FY 2021 Highlights

•	Revenue grew 17.1% to $18.8 million, from $16.0 million during the three months ended March 31, 2020 (“Q2 FY 2020”), driven by internal growth.

•	Gross profit increased 20.9% to $6.3 million, from $5.2 million in Q2 FY 2020, reflecting higher revenue and a 106 basis point expansion in gross margin to 33.59%.

•	Operating loss totaled $(521,000), compared to an operating loss of $(195,000) in Q2 FY 2020, reflecting higher gross profit on higher revenue, more than offset by a 262 basis point increase in operating expenses as a percent of revenue. The increase in operating expenses reflects higher strategic investment in unallocated corporate general and administrative expense (“G&A”) to support additional future revenue growth, which included recruiting and relocation expense, higher compensation expense, including non-cash stock compensation, new systems and transaction costs related to the HistoTox Labs, Inc. (“HistoTox Labs”) and Bolder BioPATH, Inc. (“Bolder BioPATH”) acquisitions, which the Company completed after quarter-end. Unallocated corporate G&A increased to 17.9% of revenue compared to 10.4% of revenue in Q2 FY 2020.

•	Net loss was $(723,000), or $(0.06) per diluted share, compared to a net loss of $(588,000), or $(0.05) per diluted share, in Q2 FY 2020.

•	Adjusted EBITDA equaled $1.1 million in both Q2 FY 2021 and Q2 FY 2020.

•	Book-to-bill ratio of 1.5x for services business.

•	Ending backlog of $53.9 million, up 19.0% compared to $45.3 million at December 31, 2020, and up 49.7% from $36.0 million at March 31, 2020.

H1 FY 2021 Highlights

•	Revenue grew 26.6% to $36.6 million, from $28.9 million during the six months ended March 31, 2020 (“H1 FY 2020”), driven by $6.2 million of internal growth and $1.5 million of incremental revenue from a full six months of operations at the Company’s Fort Collins, CO location (legacy Pre-Clinical Research Services, Inc., or “PCRS”).

•	Gross profit increased 40.7% to $12.2 million, from $8.7 million in H1 FY 2020, reflecting higher revenue and a 333 basis point expansion in gross margin to 33.3%.

•	Operating loss totaled $(507,000), compared to an operating loss of $(1.2) million in H1 FY 2020, reflecting higher gross profit on higher revenue, partially offset by a 52 basis point increase in operating expenses as a percent of revenue. Corporate unallocated G&A increased due to higher strategic investments to 16.5% of revenue compared to 10.7 % of revenue in H1 FY 2020.

•	Net loss was $(1.1) million, or $(0.10) per diluted share, compared to a net loss of $(2.0) million, or $(0.19) per diluted share, in H1 FY 2020.

•	Adjusted EBITDA increased 51.3% to $2.4 million, from $1.6 million in H1 FY 2020.

•	Book-to-bill ratio of 1.3x for services business.

Significant Events during Q2 FY 2021

•	Announcement to broaden clinical pathology service offerings

•	Appointment of Greg Beattie as Chief Operating Officer

•	Announcement of investments in laboratory infrastructure, data and study management technologies and internal expertise for SEND capabilities

•	Announcement of investments in additional vivarium capacity at facility in West Lafayette, IN

•	Announcement for plans to expand offerings to include cardiovascular safety pharmacology

•	Announcement of corporate name change to Inotiv, Inc.

Subsequent Events

•	Announcement of partnership with PhoenixBio Co., Ltd. to expand discovery pharmacology offering

•	Announcement of plan to expand internal operations

•	On April 23, 2021, the Company closed an underwritten public offering of 3,044,117 of its common shares, including 397,058 common shares sold pursuant to the full exercise by the underwriter of its option to purchase additional shares to cover over-allotments. All of the shares were sold at a price to the public of $17.00 per share. Net proceeds to the Company from the offering were approximately $49.0 million, after deducting the underwriting discount and estimated offering expenses.

•	On April 30, 2021, the Company announced $28.0 million in additional debt financing from First Internet Bank of Indiana, completed the previously announced acquisition of substantially all of the assets of HistoTox Labs and closed the transactions contemplated by the Bolder BioPATH Agreement and Plan of Merger, with consummation of the merger under the agreement on May 3, 2021.

Robert Leasure, Jr., the Company's President and Chief Executive Officer, commented, “To augment acquisitions and anticipated future revenue growth, this quarter we increased our strategic investment in G&A, including in our people, capacity, infrastructure, systems and services. These growth initiatives, along with higher unallocated corporate expenses for due diligence, legal support and integration planning related to our purchases of HistoTox Labs and Bolder BioPATH in April, negatively impacted operating margin in the quarter. Our investments in additional service offerings, combined with our increased backlog and expected contributions from the two recent acquisitions, position Inotiv for continued growth.”

Mr. Leasure concluded, “The last few months have once again been transformative for our Company. Capping off an 18-month rebranding initiative, we formally changed our corporate name to Inotiv, Inc. in March, unifying our organization under a client-service oriented culture. We continued to attract and hire best-in-class talent to our team. And we successfully completed an equity capital raise and debt financing that enabled us to complete two complementary acquisitions as well as the means to pursue internal expansion initiatives, all of which we believe will drive significant long-term value for our customers and shareholders. In HistoTox and Bolder BioPATH, we bring two growing organizations with predominantly emerging biopharma clients into our fold, providing excellent cross selling opportunities. We look forward to enhancing the experience of our combined client base through a more comprehensive suite of services across the entire drug discovery and preclinical development continuum.”

Q2 FY 2021 Review

Q2 FY 2021 revenue increased 17.1% to $18.8 million, from $16.0 million in Q2 FY 2020. The increase in revenue was due to internal growth.

Service segment revenue for Q2 FY 2021 increased 17.8% to $17.9 million, from $15.2 million in Q2 FY 2020. The increase in service revenue was due to internal growth.

Cost of Service revenue as a percentage of Service revenue decreased to 66.8% in Q2 FY 2021, from 67.2% in Q2 FY 2020. Service gross margin increased to 33.2% in Q2 FY 2021, from 32.8% in Q2 FY 2020.

Product segment revenue increased 3.4% to $849,000 in Q2 FY 2021, from $821,000 in Q2 FY 2020.

Cost of Product revenue as a percentage of Product revenue in Q2 FY 2021 decreased to 61.5% from 74.5% in Q2 FY 2020, due to expense reductions implemented in the last half of FY 2020 and improved margins on existing sales. Product gross margin increased to 38.5% in Q2 FY 2021, from 25.5% in Q2 FY 2020.

Operating expenses increased by 26.2% or $1.4 million as the Company continued to build the infrastructure for growth, which included additional headcount, recruiting and relocation expense and investments in research and development, technology, and systems. During the quarter, we announced services that we are bringing in house such as clinical pathology, cardiovascular safety pharmacology and investments in software solutions and human resources to support existing internal expertise in the area of SEND (Standard for Exchange of Nonclinical Data) data management and delivery. In addition, we announced investments being made in laboratory infrastructure and data and study management technologies through a partnership with Centric Consulting, LLC.

Net loss in Q2 FY 2021 totaled $(723,000), or $(0.06) per diluted share, compared to a net loss of $(588,000), or $(0.05) per diluted share in Q2 FY 2020.

Adjusted EBITDA of $1.1 million was consistent with Q2 FY 2021.

H1 FY 2021 Review

H1 FY 2021 revenue increased 26.6% to $36.6 million, from $28.9 million in H1 FY 2020. The majority of the increase in revenue was due to internal growth, augmented by $1.5 million of incremental revenue from operations at the Company’s Fort Collins, CO location, which the Company acquired in December of 2019.

Service segment revenue for H1 FY 2021 increased 27.8% to $34.9 million, from $27.3 million in H1 FY 2020. The increase in service revenue was due to incremental revenue of $1.5 million in Q1 FY 2021 attributable to a full six months of Fort Collins, CO, related operations, combined with additional revenue as a result of organic growth.

Cost of Service revenue as a percentage of Service revenue decreased to 67.3% in H1 FY 2021, from 69.9% in H1 FY 2020. Service gross margin increased to 32.7% in H1 FY 2021, from 30.1% in H1 FY 2020, reflecting operating leverage and the greater utilization of recently expanded capacity.

Product segment revenue increased 6.6% to $1.7 million in H1 FY 2021, from $1.6 million in H1 FY 2020, reflecting higher sales of Culex in-vivo sampling systems and analytical instruments, partially offset by a decrease in other instruments.

Cost of Product revenue as a percentage of Product revenue in H1 FY 2021 decreased to 54.8% from 71.5% in H1 FY 2020, due to expense reductions implemented in the last half of FY 2020 and improved margins on existing sales. Product gross margin increased to 45.2% in H1 FY 2021, from 28.5% in H1 FY 2020.

Operating expenses increased by 28.6% or $2.8 million as the Company continued to build the infrastructure for anticipated growth, which included additional headcount, recruiting and relocation expense, and investments in research and development, technology, and systems

Net loss in H1 FY 2021 totaled $(1.1) million, or $(0.10) per diluted share, an improvement of $925,000 compared to a net loss of $(2.0) million, or $(0.19) per diluted share in H1 FY 2020.

Adjusted EBITDA increased 51.3% to $2.4 million in H1 FY 2021, from $1.6 million in H1 FY 2020.

Cash Provided by Operating Activities and Financial Condition

As of March 31, 2021, the Company had $2.2 million in cash and cash equivalents and there was a $0 balance on its $5.0 million available general line of credit.

In April 2021, the Company completed a public offering of 3,044,117 common shares, including 397,058 common shares sold pursuant to the full exercise of the underwriter of its option to purchase additional shares to cover over-allotments. The net proceeds after deducting the underwriting discount and offering expenses payable by the Company were approximately $49.0 million. A portion of the proceeds was used in April 2021 to close the acquisition of HistoTox Labs and the merger with Bolder BioPATH.

Cash provided by operating activities was $4.5 million in H1 FY 2021, compared to $0.2 million in H1 FY 2020. In H1 FY 2021, cash from operations, cash on hand and $387,000 from a capex line of credit together funded capital expenditures of $2.4 million for the investment in laboratory equipment to increase capacity at all locations and facility improvements at the Fort Collins location.

Conference Call

Management will host a conference call on Wednesday, May 5, 2021, at 4:30 pm ET to discuss Q2 FY 2021 financial results.

Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic)
•	(201) 493-6739 (International)

The live conference call webcast also will be accessible in the Investors section of the Company’s website, and directly via the following link:

https://78449.themediaframe.com/dataconf/productusers/bas2/mediaframe/44705/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investors section of Inotiv’s web site at: https://www.inotivco.com/investors/investor-information/.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are Adjusted EBITDA for the three and six months ended March 31, 2021 and 2020. Adjusted EBITDA as reported herein refers to a financial performance measure that excludes from net income (loss) income statement line items interest expense and income taxes (benefit) expense, as well as non-cash charges for depreciation and amortization, stock option (benefit) expense, United Kingdom lease liability reversal benefit, non-recurring acquisition and integration costs and other non-recurring third-party costs, such as recruiting costs, consulting fees related to the adoption of two accounting standards, and expenses for rebranding and new website launch.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that Adjusted EBITDA, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About the Company

Inotiv, Inc. is a leading contract research organization specializing in nonclinical and analytical drug discovery and development services. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com  for more information about the Company.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our services and products, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

INOTIV, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Service revenue	$17,902	$15,191	$34,934	$27,333
Product revenue	849	821	1,702	1,597
Total revenue	18,751	16,012	36,636	28,930

Cost of service revenue	11,949	10,207	23,502	19,118
Cost of product revenue	522	612	933	1,142
Total cost of revenue	12,471	10,819	24,435	20,260
Gross profit	6,280	5,193	12,201	8,670
Operating expenses:
Selling	1,175	1,447	2,138	2,665
Research and development	203	162	399	324
General and administrative	5,423	3,779	10,171	6,896
Total operating expenses	6,801	5,388	12,708	9,885
Operating loss	(521)	(195)	(507)	(1,215)
Interest expense	(366)	(392)	(713)	(703)
Other income	179	10	179	12
Net loss before income taxes	(708)	(577)	(1,041)	(1,906)
Income tax expense	15	11	48	108
Net loss	($723)	($588)	($1,089)	($2,014)

Basic net loss per share	($0.06)	($0.05)	($0.10)	($0.19)
Diluted net loss per share	($0.06)	($0.05)	($0.10)	($0.19)

Weighted common shares outstanding:
Basic	11,151	10,843	11,083	10,756
Diluted	11,151	10,843	11,083	10,756

Note – Certain prior quarter and year to date amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

INOTIV, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2021	September 30, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,186	$1,406
Accounts receivable
Trade, net of allowance of $500 at March 31, 2021 and $561 at September 30, 2020	9,340	8,681
Unbilled revenues and other	3,338	2,142
Inventories, net	872	700
Prepaid expenses	2,135	2,371
Total current assets	17,871	15,300
Property and equipment, net	29,353	28,729
Operating lease right-of use-assets, net	4,105	4,001
Finance lease right-to use assets, net	4,710	4,778
Goodwill	4,368	4,368
Other intangible assets, net	3,949	4,261
Lease rent receivable	129	75
Other assets	86	81
Total assets	$64,571	$61,593
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,967	$3,196
Restructuring liability	—	168
Accrued expenses	2,932	2,688
Customer advances	15,186	11,392
Capex line of credit	—	2,613
Current portion on long-term operating lease	1,004	866
Current portion of long-term finance lease	4,664	4,728
Current portion of long-term debt	8,317	5,991
Total current liabilities	36,070	31,642
Long-term operating leases, net	3,278	3,344
Long-term finance leases, net	42	44
Long-term debt, less current portion, net of debt issuance costs	17,925	18,826
Deferred tax liabilities	180	141
Total liabilities	57,495	53,997
Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
No Series A shares at March 31, 2021 and 25 Series A shares at September 30, 2020 issued and outstanding at $1,000 stated value	—	25
Common shares, no par value:
Authorized 19,000,000 shares; 11,179,041 issued and outstanding at March 31, 2021 and 10,977,675 at September 30, 2020	2,756	2,706
Additional paid-in capital	27,319	26,775
Accumulated deficit	(22,999)	(21,910)
Total shareholders’ equity	7,076	7,596
Total liabilities and shareholders’ equity	$64,571	$61,593

INOTIV, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
GAAP Net income (loss)	$(723)	$(588)	$(1,089)	$(2,014)
Add back:
Interest expense	$368	$392	$713	$703
Income taxes (benefit) expense	$15	$11	$48	$108
Depreciation and amortization	$1,125	$924	$2,226	$1,673
Stock option expense	$278	$107	$460	$204
United Kingdom lease liability reversal benefit	$(179)	$(64)	$(179)	$(124)
Acquisition and integration costs	$229	$69	$229	$339
Other non-recurring, third-party costs	—	$260	—	$703
Adjusted EBITDA	$1,113	$1,111	$2,408	$1,592

Adjusted EBITDA - Earnings before interest expense, income taxes (benefit) expense, depreciation and amortization, stock option expense, United Kingdom lease liability reversal benefit and foreign currency impact on liability, non-recurring acquisition and integration costs and other non-recurring third-party costs.